                                                                    EXHIBIT 99.1

                         [O'CHARLEY'S, INC. LETTERHEAD]


NEWS RELEASE


CONTACTS    Lawrence E. Hyatt                                 Gene Marbach
            Chief Financial Officer                           Investor Relations
            O'Charley's Inc.                                  Makovsky + Company
            (615) 782-8818                                    (212) 508-9600

        O'CHARLEY'S INC. REPORTS RESULTS FOR FIRST FISCAL QUARTER OF 2006

NASHVILLE, Tenn. (May 11, 2006) -- O'Charley's Inc. (NASDAQ/NM: CHUX), a leading casual dining restaurant company, today reported revenues and earnings per share for the 16-week period ended April 16, 2006. The Company provided its outlook for the current quarter and reaffirmed its previously issued earnings guidance for the 2006 fiscal year.

FINANCIAL AND OPERATING HIGHLIGHTS

         o First-quarter revenue rose 5.5 percent to $306.5 million from $290.5 million in last year's first quarter. Same-store sales for the first quarter increased 0.6 percent at O'Charley's Restaurants, 1.1 percent at Ninety Nine Restaurant and Pub, and 5.1 percent at Stoney River Legendary Steaks.

         o        Income from operations in the quarter was $14.9 million, or
                  4.9 percent of revenues, compared with $18.8 million, or 6.5 percent of revenues, in the first quarter of last year. Payroll and benefits costs were flat versus last year as a percentage of sales. Cost of food and beverage, restaurant operating costs, and general and administrative costs were higher as a percentage of sales than in the first quarter of the prior year.

         o The Company reported first-quarter net income of $7.2 million, or $0.31 per diluted share, compared with net income of $10.1 million, or $0.44 per diluted share, for the same period in 2005, representing a decrease in earnings per diluted share of
                  29.5 percent. Interest expense in the first quarter of 2006 was $0.02 per diluted share higher than in the prior year quarter, due to the impact of higher interest rates on the Company's variable rate debt.

         o The Company stated that it expects to report net earnings per diluted share of between $0.15 and $0.20 for the 12-week period ending July 9, 2006. The Company affirmed its previously issued full-year earnings guidance, and stated that it expects to report net earnings per diluted share of between $0.90 and $1.00 for the fiscal year ending December 31, 2006. The 2006 fiscal year is a 53-week year. The Company's guidance for the full year reflects an estimated positive earnings impact from the 53rd week of between $0.08 and $0.10 per diluted share.

         "Each of our concepts achieved positive same-store sales growth in the quarter, generating financial results above the high end of the guidance offered on February 2," Gregory L. Burns, chairman and chief executive officer of O'Charley's Inc., said. "I am pleased that we are in a position to affirm the full-year guidance offered at that time. However, everyone on the O'Charley's management team and

CHUX Reports First-Quarter Results for 2006
Page 2
May 11, 2006

throughout the organization understands that we are still in the early stages of our turnaround effort, and that we must continue to improve the performance of the business for the balance of 2006 and beyond. I want to emphasize again that it is not 'business as usual' at O'Charley's.

         "In February, the Company indicated that we would consider opportunities to use our real estate and other assets to enhance shareholder value. Since that time, we have refined our business and strategic plans, and our board of directors explored a number of financial structuring alternatives with our financial advisors, taking into account the restrictions in our existing bond indenture and credit agreement. After full consideration, our board has decided that we will not pursue a financial structuring transaction at this time. Management and the board will continue on a regular basis to review the opportunities to enhance shareholder value while maintaining financial flexibility for our anticipated future growth."

O'CHARLEY'S RESTAURANTS

         Restaurant sales for O'Charley's increased 2.5 percent to $200.2 million for the first quarter, reflecting the addition of nine new company-operated restaurants and the closing of eight company-operated restaurants since the first quarter of 2005. The same-store sales increase of
0.6 percent was comprised of a 1.2 percent increase in average check and a 0.6 percent decrease in guest counts. Average check for company-operated stores in the first quarter was $11.80. There were 225 company-operated O'Charley's restaurants at the end of the quarter. One new franchised O'Charley's restaurant opened in the first quarter, bringing the total number of franchised and joint venture restaurants to seven at the end of the quarter.

         Commenting on results for the O'Charley's concept, Burns said, "Given the challenging consumer environment, we are pleased with the increase in average check and the positive same-store sales for the first quarter. The increase in average check was primarily attributable to the success of the 'Winters on the Grill' promotion, featuring our Burgundy Bistro steak for $12.99, and 'Catch the Flavor' promotion, featuring our Jumbo Seafood Platter for $12.99. As expected, operating costs as a percentage of sales were higher in the first quarter of 2006 than in the prior year first quarter. Although food and beverage costs increased compared to the first quarter of 2005, we are beginning to see an impact from our theoretical food cost system, as the gap between theoretical and actual food cost has narrowed. O'Charley's improved its payroll and benefits costs as a percentage of sales compared to the prior year, which reflects the changes we made to our restaurant-level bonus plans, as well as our increased focus on total restaurant payroll costs.

         "We continue to instill 'A Passion to Serve'(TM) throughout the organization along with a series of programs to emphasize our guest-centric approach to the dining experience. We believe that this focus contributed to the improvement in guest satisfaction scores at O'Charley's since the first quarter of 2005. For the remainder of 2006, we have three exciting new limited-time promotions. Later this month, we plan to launch the O'Charley's branded steak program, featuring our aged USDA choice hand-cut steaks. We believe that the quality and presentation of these steaks differentiate the O'Charley's concept from its casual dining competitors. To support our promotions and new menu items, we have introduced a new advertising campaign with a contemporary look emphasizing the good food and good times that our guests have come to expect at O'Charley's. We plan to introduce new pricing at O'Charley's in late May, which will reflect our new more analytical approach to menu pricing."

                                     -MORE-

CHUX Reports First-Quarter Results for 2006
Page 3
May 11, 2006

NINETY NINE RESTAURANT & PUB RESTAURANTS

         Restaurant sales for Ninety Nine increased 9.2 percent to $92.4 million in the first quarter, reflecting the addition of 10 new restaurants since the first quarter of 2005. Same-store sales increased by 1.1 percent in the quarter and consisted of a 0.7 percent increase in guest counts and a 0.4 percent increase in average check. Average check for Ninety Nine in the first quarter was $13.74. Two new Ninety Nine restaurants opened during the first quarter, bringing the total number of Ninety Nine restaurants to 111 at the end of the quarter.

         "Ninety Nine continued to achieve sales and guest count increases in the challenging New England market," Burns said. "Based upon industry data, we believe that Ninety Nine realized the highest guest count increases of any casual dining restaurant chain in that market. As expected, operating costs as a percentage of sales were higher in the first quarter of 2006 than in the first quarter of 2005, due primarily to higher payroll, benefit and utility costs.

         "During the quarter, the Ninety Nine management team introduced 'A Passion to Serve'(TM) to all of their team members. Following the success of our first-quarter promotion, which featured a three-course meal for $11.99, Ninety Nine recently introduced a newly designed menu featuring nine new food and drink items. In connection with the new menu, a new limited-time promotion began featuring the nine new menu items as well as a combo meal. We have also begun a new radio advertising campaign designed to reinforce Ninety Nine's brand positioning as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. We have now opened three restaurants in the Philadelphia market, and look forward to continued development of that market in 2006."

STONEY RIVER LEGENDARY STEAKS RESTAURANTS

         First-quarter sales for Stoney River Legendary Steaks increased 17.0 percent to $8.8 million, which reflects increases of 5.1 percent at the six restaurants included in the same-store sales base, and sales at the new Dublin, Ohio restaurant. The same-store sales increase consisted of a 2.9 percent increase in guest counts and a 2.2 percent increase in average check. Average check for Stoney River in the first-quarter was $41.54. The Company opened the Dublin restaurant in the fourth quarter of 2005, and recently opened a new location in the West End area of Nashville, Tenn.

         Burns added, "We continue to be pleased with Stoney River's performance in terms of same-store sales and operational improvements, and believe that the concept has established a unique position in the upscale steakhouse segment. We recently opened a restaurant in the West End area of Nashville, our second Stoney River in this growing market. We believe this will be an excellent market for us that will contribute to the continued development of our Stoney River concept. We expect to open two additional Stoney River restaurants, in the St. Louis and Atlanta markets, later in 2006."

OUTLOOK FOR SECOND QUARTER AND FULL YEAR 2006

         The Company stated that it expects to report net earnings per diluted share of between $0.15 and $0.20 for the 12-week period ending July 9, 2006. The Company also reaffirmed its previously issued earnings guidance for the full year and stated that it expects to report net earnings per diluted share of between $0.90 and $1.00 for the fiscal year ending December 31, 2006. The 2006 fiscal year is a 53-week

CHUX Reports First-Quarter Results for 2006
Page 4
May 11, 2006

year. The Company's guidance for the full year reflects an estimated positive earnings impact from the 53rd week of between $0.08 and $0.10 per diluted share. Projected results for the second quarter are based upon anticipated same-store sales increases of less than one percent, reflecting the current uncertainty about consumer reactions to gasoline price increases. Projected results for the full year are based upon anticipated same-store sales increases of between 0 percent and 2 percent for the O'Charley's and Ninety Nine concepts. The Company expects its income from operations as a percentage of sales in the second quarter of 2006 to be below the prior year quarter, and expects year-over-year improvement in its operating margin in the second half of the year. The Company projects an effective tax rate of approximately 27 percent for the full fiscal year, compared with 14.3 percent in 2005, and interest expense of between $16.5 million and $17.0 million for the year, compared with $15.1 million in the 2005 fiscal year. The Company's guidance does not reflect any impact for restructuring or other charges relating to decisions that the Company may make during fiscal 2006 as part of its turnaround efforts.

         Burns concluded, "While we have reaffirmed our earnings outlook for the full fiscal year, we are concerned about high gasoline prices and their impact on consumer spending in our restaurants. Like many of our competitors, we experienced reductions in guest counts in April. In this challenging environment, we will continue to focus on the things we can control, including improving the overall guest experience in our restaurants and managing our margins.

         "With the recent hiring of Larry Taylor as our chief supply chain officer, our new senior executive team is now substantially complete. The hiring of Melissa Thomson as our vice president of communications and Colin Daly as our senior corporate counsel further demonstrates our ability to attract outstanding talent and build a winning team. This management team understands the need to turn around our performance in 2006 and beyond, and we believe that we are taking the appropriate actions to generate profitable and sustainable growth while enhancing shareholder value. We have a conservative fiscal policy, strong asset base and strong balance sheet, which provide us with financial flexibility."

INVESTOR CONFERENCE CALL AND WEB SIMULCAST

         O'Charley's Inc. will conduct a conference call on its 2006 first-quarter earnings release on May 11, 2006, at 11:00 a.m. EDT. The number to call for this interactive teleconference is (973) 582-2952. A replay of the conference call will be available through May 18, 2006, by dialing (973) 341-3080 and entering the confirmation number 7347603.

         The live broadcast of O'Charley's conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82565&eventID=1310771

         If you are unable to participate during the live Webcast, the call will be archived on the company's Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, shortly after the call on May 11, 2006 and continuing through May 18, 2006.

ABOUT O'CHARLEY'S INC.

O'Charley's Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 352 restaurants under three brands: O'Charley's, Ninety Nine

                                     -MORE-

CHUX Reports First-Quarter Results for 2006
Page 5
May 11, 2006

Restaurant and Pub, and Stoney River Legendary Steaks. The O'Charley's concept includes 233 restaurants in 17 states in the Southeast and Midwest, including 225 company-owned and operated O'Charley's restaurants in 16 states, five franchised O'Charley's restaurants in Michigan and three joint venture O'Charley's restaurants in Louisiana. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh-cut salads with special-recipe salad dressings and signature caramel pie. The Company operates Ninety Nine Restaurant & Pub restaurants in 111 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island, Vermont and Pennsylvania. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Company operates eight Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky, Ohio and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices.

FORWARD LOOKING STATEMENT
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like "expect," "project,""believe", "may," "could," "anticipate," and "estimate," are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, These forward-looking statements are subject to the finalization of the Company's first fiscal quarter financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the Company's ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the Company's ability to successfully implement changes to its supply chain; the Company's ability to sell closed restaurants and other surplus assets; the possible adverse effect on our sales of any decrease in consumer spending; the effect of increased competition; the impact on our results of operations of restarting development of our Stoney River concept, and the other risks described in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


                                      # # #


                               (Tables to Follow)


                                     -MORE-

                        O'CHARLEY'S INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                16 WEEKS ENDED APRIL 16, 2006 AND APRIL 17, 2005


                                                                2006                            2005
                                                      ----------------------------   -----------------------------
                                                                 (in thousands, except per share data)
Revenues:
  Restaurant sales                                    $    303,217            98.9%   $    288,177            99.2%
  Commissary sales                                           3,077             1.0%          2,208             0.8%
  Franchise revenue                                            157             0.1%            106             0.0%
                                                      ----------------------------    ----------------------------
                                                           306,451            99.9%        290,491           100.0%
Costs and Expenses:
  Cost of restaurant sales:
    Cost of food and beverage                               90,961            30.0%         85,584            29.7%
    Payroll and benefits                                   102,510            33.8%         97,285            33.8%
    Restaurant operating costs                              56,509            18.6%         51,475            17.9%
  Cost of commissary sales                                   2,679             0.9%          1,913             0.7%
  Advertising expenses                                       8,450             2.8%          8,011             2.8%
  General and administrative expenses                       15,258             5.0%         12,491             4.3%
  Depreciation and amortization                             13,998             4.6%         13,219             4.6%
  Asset impairment and disposals                                 0             0.0%            335             0.1%
  Pre-opening costs                                          1,174             0.4%          1,385             0.5%
                                                      ------------                    ------------
                                                           291,539            95.1%        271,698            93.5%
                                                      ----------------------------    ----------------------------

Income from Operations                                      14,912             4.9%         18,793             6.5%

Other Expense:
  Interest expense, net                                     5,087              1.7%          4,548             1.6%
  Other, net                                                    4              0.0%              0             0.0%
                                                      ----------------------------    ----------------------------
                                                             5,091             1.7%          4,548             1.6%
                                                      ----------------------------    ----------------------------

Earnings before income taxes                                 9,821             3.2%         14,245             4.9%

Income Taxes                                                 2,622             0.9%          4,131             1.4%
                                                      ----------------------------    ----------------------------

Net earnings                                          $      7,199             2.3%   $     10,114             3.5%
                                                      ============                    ============

BASIC EARNINGS PER SHARE:

  Net Earnings                                        $       0.31                    $       0.45
                                                      ============                    ============
  Weighted Average Common Shares Outstanding                23,089                          22,687
                                                      ============                    ============

DILUTED EARNINGS PER SHARE:

  Net Earnings                                        $       0.31                    $       0.44
                                                      ============                    ============
  Weighted Average Common Shares Outstanding                23,345                          23,067
                                                      ============                    ============


            3038 Sidco Drive o Nashville, TN 37204 o (615) 256-8500

                                O'CHARLEY'S INC.
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                     AT APRIL 16, 2006 AND DECEMBER 25, 2005


                                                    2006          2005
                                                ------------   ------------
                                                      (in thousands)
Cash                                            $      9,326   $      5,699

Other current assets                                  76,442         78,426

Property and equipment, net                          461,134        464,048

Goodwill and other intangible assets                 118,995        118,995

Other assets                                          19,300         20,442
                                                ------------   ------------
             Total assets                       $    685,197   $    687,610
                                                ============   ============


Current portion of long-term debt and
capital leases                                  $     10,691   $     10,975

Other current liabilities                            100,822         97,299

Deferred income taxes                                  6,766          7,407

Long-term debt, net of current portion               135,275        148,299

Capitalized lease obligations                         23,392         26,408

Other liabilities                                     47,227         47,634

Shareholders' equity                                 361,024        349,588
                                                ------------   ------------
             Total liabilities and
             shareholders' equity               $    685,197   $    687,610
                                                ============   ============



            3038 Sidco Drive o Nashville, TN 37204 o (615) 256-8500